EXHIBIT 23.4
October 20, 2005
Capitol Bancorp Limited
200 Washington Square North, 4th Floor
Lansing, Michigan 48933
     Re: Bank of Las Vegas
Ladies and Gentlemen:
     Howe Barnes Investments, Inc. hereby consents to your including a copy of the fairness opinion in the proxy statement/prospectus with regards to Bank of Las Vegas and to the reference to this firm in the proxy statement/prospectus as financial advisor to Bank of Las Vegas and under the caption “Opinion of Financial Adviser”.

Very truly yours,

/s/ Thomas J. Maier
Thomas J. Maier
First Vice President and Managing Director